UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OUTLOOK THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 16, 2026

This supplement is dated July 10, 2026 and is first being made available to stockholders of Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), on or about July 10, 2026.

These supplemental disclosures to the definitive proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 1, 2026 (the “Proxy Statement”) are being made to update certain information applicable to the listing of the Company’s common stock on The Nasdaq Capital Market and to update certain information regarding the solicitation of proxies being made on behalf of the Board of Directors of the Company.

 The following information was disclosed in a Current Report on Form 8-K under Item 3.01 filed with the Securities and Exchange Commission by the Company on June 26, 2026:

 As previously reported, on February 18, 2026, the Company received a letter from the Listing Qualifications Staff (the “Nasdaq Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that Nasdaq staff had determined to delist the Company’s common stock, par value $0.01 per share (the “Common Stock”) from the Nasdaq Capital Market because it failed to maintain a minimum bid price of $1.00 per share for 30 consecutive business days, in violation of Nasdaq Listing Rule 5550(a)(2).

On June 26, 2026, the Company received a letter from the Nasdaq Staff notifying the Company that, because the closing bid price of the Company’s common stock had been at $1.00 per share or greater for the ten consecutive business days between June 11, 2026 and June 25, 2026, the Company had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market and that this matter is now closed.

 The following disclosure supplements the disclosure within the subsection captioned “Reasons for the Reverse Stock Split” beginning on page 16 of the Proxy Statement within the section captioned “PROPOSAL NO. 3 – APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.”

Notwithstanding the fact that we regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market as of June 25, 2026, as of July 9, 2026 the closing price of our common stock was only $1.68 per share. In order to maintain our listing on the Nasdaq Capital Market, we must continue to satisfy minimum financial and other continued listing requirements and standards, including the minimum bid price requirement. Adverse developments related to our business, unfavorable market conditions, or broader economic downturns may cause the trading price of our common stock to decline below $1.00 again. If we fail to maintain the minimum bid price or other applicable listing standards, Nasdaq may initiate delisting proceedings, which may materially and adversely affect the liquidity and trading price of common stock and our ability to access the capital markets. As previously disclosed, if the Board does not implement an approved Reverse Stock Split prior to the one-year anniversary of this meeting, the Board will seek stockholder approval before implementing any reverse stock split after that time.

SUPPLEMENTAL DISCLOSURES

These supplemental disclosures contain important additional information and should be read in conjunction with the Proxy Statement, which should be read in its entirety. The information provided in the Proxy Statement continues to apply, except as described in these supplemental disclosures. Please read this supplement and the Proxy Statement (including its annexes) carefully. To the extent information in these supplemental disclosures differs from, updates or conflicts with information contained in the Proxy Statement, the information in these supplemental disclosures is the more current information.

References to sections and subsections herein are references to the corresponding sections and subsections in the Proxy Statement and references to page numbers herein are references to page numbers in the Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

 WHERE YOU CAN FIND MORE INFORMATION

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to the SEC Filings page from the Financials drop-down menu on the Investors section of our website, https://outlooktherapeutics.com. A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, including financial statements and schedules thereto, is available without charge upon written request to: Outlook Therapeutics, Inc., 111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830, Attn: Corporate Secretary.